MAXXAM INC. ANNOUNCES THAT A NEWLY FORMED SUBSIDIARY IS
      CONSIDERING RAISING $100 MILLION THROUGH RULE 144A DEBT OFFERING



     HOUSTON, Texas, November 26, 1996 -- MAXXAM Inc. (ASE:MXM) announced today that MAXXAM Group Holdings Inc. (MGHI), its newly formed, wholly owned subsidiary, is considering raising $100 million through a Rule 144A offering of debt securities.

     MAXXAM said that, if the offering moves forward, MGHI would loan the net proceeds of the offering to MAXXAM, which would expect to use such proceeds to redeem approximately $17.6 million outstanding principal amount of its 12 1/2% Subordinated Debentures due December 15, 1999 and approximately $25 million outstanding principal amount of its 14% Senior Subordinated Reset Notes due May 20, 2000 and to pay accrued interest on these securities.

     MAXXAM would use the remaining proceeds for general corporate purposes, including possible repurchases of its existing common stock.

     The MGHI debt securities would not be registered under the Securities Act of 1933 and could not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     MGHI is a holding company for MAXXAM Group Inc., which engages in forest products operations through its subsidiaries.

     MAXXAM operates primarily in three industries: aluminum, forest products, and real estate.